News Release
For Immediate Release
OccuLogix Receives Letter from Nasdaq Regarding
Noncompliance with Minimum Bid Price Rule

Boston, MA—September 19, 2007— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) announced today that, on September 18, 2007, it received a letter from The Nasdaq Stock Market indicating that, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). Therefore, in accordance with Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until March 17, 2008, to regain compliance.  The Nasdaq letter states that, if, at any time before March 17, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq staff will provide written notification that it has achieved compliance with the Minimum Bid Price Rule.

The Nasdaq letter also states that, if the Company does not regain compliance with the Minimum Bid Price Rule by March 17, 2008, Nasdaq staff will provide written notification that the Company’s securities will be delisted.  At that time, the Nasdaq Marketplace Rules would permit the Company to appeal the Nasdaq staff’s determination to delist its securities to a Nasdaq Listing Qualifications Panel.  The Nasdaq Marketplace Rules would also permit the Company to make an application to transfer its securities to The Nasdaq Capital Market if the Company’s securities satisfy the requirements for initial inclusion set forth in Marketplace Rule 4310(c), other than the minimum bid price requirement of Marketplace Rule 4310(c)(4).  If such an application is approved, the Nasdaq Marketplace Rules would afford the Company an additional 180 calendar days to comply with the Minimum Bid Price Rule while on The Nasdaq Capital Market.

The Nasdaq letter of September 18, 2007 has no effect on the listing of the Company’s common stock at this time.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases. OccuLogix is currently focused in the areas of: Dry AMD through its RHEO™ System (www.rheo.com); Glaucoma through its SOLX® 790 Laser and SOLX® Gold Shunt (www.solx.com); and Dry Eye Disease through the company's subsidiary, OcuSense, Inc. (www.ocusense.com).

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Investor & Public Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com